Exhibit 99.4

December 16, 2025

Horizon Space Acquisition II Corp.

1412 Broadway

21st Floor, Suite 21V

New York, NY 10018

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 5, 2025, to the Board of Directors of Horizon Space Acquisition II Corp. (“HSPT”) as Annex D to, and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving HSPT, SL Science Holding Limited (“PubCo”), CW Mega Limited, WW Century Limited, and SL BIO Ltd., which proxy statement/prospectus forms a part of the registration statement on Form F-4 of PubCo.

Very truly yours,

/s/ King Kee Appraisal and Advisory Limited

King Kee Appraisal and Advisory Limited